Exhibit 10.1

Professional Services Agreement

NetBank, Inc. (the “Company”) located at 9710 Two Notch Road, Columbia, South Carolina 29223 has engaged the services of GGG, Inc. (“GGG”) 333 Sandy Springs Circle, Suite 106 Atlanta, GA 30328 to provide consulting, advisory and financing services described on Schedule 1 attached hereto (the “Services”). This letter agreement sets forth the terms on which GGG will provide the Services to the Company. The list of Services set forth on Schedule 1 may be amended in writing by mutual agreement of the parties from time to time.

1.                    The Company shall provide GGG with full access to all Company records, including information concerning the business, assets, operations and financial condition of the Company. In addition, GGG shall have full access to all personnel within the Company as well as the Company’s outside professional advisors, including its outside auditors and attorneys. The Company agrees that GGG are authorized to make appropriate use of all such information in connection with the performance of the Services, provided, however, that such information shall be kept confidential to the extent that it contains material, non-public information, the disclosure of which may be subject to applicable securities laws.

2.                    Management of the Company shall promptly disclose to GGG any information relating to any known misstatement of material fact contained in any information provided to GGG concerning the business, assets, operations and financial condition of the Company or any fraud or alleged fraud, whether or not material, that involves management or other personnel that are responsible for the preparation of the Company’s financial statements.

3.                    The relationship of GGG to the Company shall at all times be that of an independent contractor.

4.                    GGG shall be subject solely to the control of the Board of Directors of the Company or his assignees. Except for such control, GGG shall not be subject to the control of any other person or persons.

5.                    GGG shall be compensated for the Services based on the attached Schedule I.

6.                    The Company agrees to indemnify and hold harmless GGG and each of its equity holders, managers, directors, officers, employees, GGG, subcontractors and agents (each, “GGG Indemnified Person”) from and against any losses, claims, damages, expenses and liabilities or actions in respect thereof (collectively, “Losses”), and to reimburse each GGG Indemnified Person for all such Losses as they may be incurred (including all legal fees and other expenses incurred in connection with investigating, preparing, pursuing, defending, paying, settling or compromising any Losses, whether or not in connection with any pending or threatened litigation in which any GGG Indemnified Person is a named party), arising out of or related to the Services rendered or to be rendered by any GGG Indemnified Person in connection with this engagement, any GGG regulations promulgated under such laws; provided that the Company will not be responsible for any

Losses of any GGG Indemnified Person to the extent that a court of competent jurisdiction shall have determined by a final judgment that such Losses resulted primarily from actions taken or omitted to be taken by such GGG Indemnified Person due to his bad faith or willful misconduct.

7.                    The engagement of GGG shall continue at the pleasure of the Board of Directors and may be terminated at any time, a certified copy of written notice of which shall be promptly delivered to GGG. GGG shall have the option to terminate this engagement at any time upon written notice to the Company. The obligations of the Company under numbered paragraphs 5 & 7 of this letter agreement shall survive the completion or termination of this engagement regardless of the manner of such completion or termination and shall be binding upon the Company’s successors and assigns.

8.                    This agreement supersedes any and all prior agreements written or verbal between the Company and the GGG.

Accepted and Agreed to this 18th day of September, 2007.

GGG, Inc.		NetBank, Inc.

By:	/s/ Lee N. Katz	By:	/s/ Stephen F. Herbert
	Lee N. Katz		Stephen F. Herbert
	Managing Partner		Chief Executive Officer

REVISED SCHEDULE 1

Services to be provided by GGG to the Company

1.                           Provide an initial assessment of the Company and report to the Board on the Company on or about September 28, 2007 (Phase 1).

2.                           Provide the services of Chief Restructuring Officer to include any other advisory capacities as directed by the Board of Directors (Phase 2).

Consulting Fees:

The Company will pay at execution of this agreement a retainer of $27,500 for Phase 1 of the Services.  This comprises:

•                  Assessment Retainer: $25,000

•                  Reimbursable Expense Retainer: $2,500

 Note that GGG defines reimbursable expenses as airfare, car rental, hotel and overnight deliveries. GGG does not consider other incidental expenses reimbursable.

Phase 2 of the engagement will commence after Phase 1 is completed.  The Company agrees to pay a retainer of $110,000.00 for these services on or before September 28, 2007. This comprises:

•                  Chief Restructuring Officer: $395.00 per hour

•                  GGG Partners in addition to Chief Restructuring Officer: $295.00 per hour

•                  Reimbursable Expense Retainer: $10,000

Accepted and Agreed:

GGG, Inc.		NetBank, Inc.

By:	/s/ Lee N. Katz	By:	/s/ Stephen F. Herbert
	Lee N. Katz		Stephen F. Herbert
	Managing Partner		Chief Executive Officer

Date: September 21, 2007	Date: September 25, 2007